Exhibit 99.2

Confidential Draft – Subject to Substantial Revision

Subject to Bankr. D. Del. L.R. 9019-5, FRE 408, TRE 408,

TCPRC 154.073, and Other Mediation and Settlement Privileges

Subject to First Amendments to Confidentiality Agreements, each Effective as of June 20, 2016

Term Sheet provided by the Company to the Holders on June 27, 2016

	Term Loans	PGNs
Financial Amendments / Participation Thresholds / Specified Notes / Principal Property Springing Lien

  ●    If holders of (i) a majority of each tranche of term loans/PGNs and (ii) [TBD]% of aggregate amount of outstanding Term Loans/PGNs (the “Minimum Participation Threshold”) consent to the terms of this term sheet, as well as (A) a 75 bps interest rate reduction (or equivalent principal reduction) and (B) 1 year maturity extension (together, the “Financial Amendments”), then the Company will (x) spring the Principal Property lien early and (y) cap repurchases/repayments of 2018 Notes and 2021 Notes (collectively, the “Specified Notes”), including at maturity, at $1.0bn1 in aggregate [2]

● Same

  ●    If holders holding a majority of each tranche consent to the terms of this term sheet, but do not consent to the Financial Amendments, then no Financial Amendments will be made and (i) the Principal Property lien will not spring early, and (ii) the Company will cap repurchases/repayments of the Specified Notes, including at maturity, at $1.2bn1 in aggregate

● In either case above:
● Company retains ability to pay Specified Notes at maturity, in excess of applicable allowance referenced above, if Total Consolidated Net Leverage[3] is below 9.00x
● Company retains ability to pay scheduled interest
● Company retains ability to use unsecured debt to refinance debt at maturity
Sources of Funds for Buybacks of Specified Notes	● Assets of Broader Media and CC Finco, which may be used to incur new borrowings	● Same
● Participating secured holders to provide term sheet for such financing
● (i) For a period of 12 months, no more than $300mm of cash from inside the restricted group, plus (ii) any cash held outside the restricted group in Broader Media and CC Finco
● Proceeds from disposition basket (discussed below)
● Restricted payment capacity

  ●    Company retains ability to (i) pay Specified Notes at maturity, in excess of applicable allowance referenced above, if Total Consolidated Net Leverage is below 9.00x and (ii) use unsecured debt to refinance debt at maturity

Disposition Basket

  ●    Will limit all future dispositions to within credit group, but will not limit CCO’s ability to use unrestricted subsidiaries under its financing agreements

  ●    Will include $325mm asset sale basket with builder equal to 20% of discount captured from retirement of Specified Notes after transaction date subject to a builder cap of $175mm (total cap of $500mm)

  ●    Asset sale proceeds outside of above basket will be used to repay term loan, subject to a total asset sales cap of $550mm, with additional carveout for specified assets to be agreed upon by the parties

 ●     Will limit all future dispositions to within credit group, but will not limit CCO’s ability to use unrestricted subsidiaries under its financing agreements

 ●     Will permit use of proceeds from basket described in Term Loans to purchase Specified Notes

 ●     Any additional asset sale proceeds will be applied per asset sale covenant in bond indentures

Permitted Investments	● Company will not designate any additional subsidiaries as unrestricted (Broader Media and CC Finco will continue to be unrestricted)	● Same
● Company will not make any future Investments into unrestricted subsidiaries

1 Includes cash or newly issued debt

2 There will continue to be no restrictions on the buyback or payment at maturity of Term Loans or PGNs

3 [iHeart debt (net of cash) divided by iHeart EBITDA] Note: To be discussed

Confidential Draft – Subject to Substantial Revision

Subject to Bankr. D. Del. L.R. 9019-5, FRE 408, TRE 408,

TCPRC 154.073, and Other Mediation and Settlement Privileges

Subject to First Amendments to Confidentiality Agreements, each Effective as of June 20, 2016

Restricted Payments	● Basket reset to zero, with a one-time increase of $50mm based on achieving Total Consolidated Net Leverage[2] less than or equal to 9.00x	● Same
Incentives to Consenting Holders

   ●   Agree to early spring of Principal Properties lien (contingent upon achieving Minimum Participation Threshold discussed above), [subject to compliance with restrictions in existing agreements and agreement with respect to scope of collateral granted to Legacy Notes]

● Same (where lien is pari passu with lien securing Term Loan)

●      Agree to create lien on assets of Broader Media and CC Finco to secure Term Loans subordinate only to lien securing indebtedness incurred to finance repurchases, subject to aggregate repurchase/repayment cap set forth above

Other Comments	● Removal of other covenants to be discussed	● Same
● Ability to modify covenants of the Specified Notes
● Company held debt to be extinguished (including debt at Broader Media and CC Finco)
● Sponsors’ positions to be disclosed
● Other covenants to be mutually agreed